Exhibit 5.1

910 LOUISIANA STREET	AUSTIN	NEW YORK
HOUSTON, TEXAS	BRUSSELS	PALO ALTO
77002-4995	DALLAS	RIYADH
	DUBAI	SAN FRANCISCO
TEL +1 713.229.1234	HOUSTON	SINGAPORE
FAX +1 713.229.1522	LONDON	WASHINGTON
BakerBotts.com

August 13, 2025

CenterPoint Energy Houston Electric, LLC

1111 Louisiana Street

Houston, Texas 77002

CenterPoint Energy Restoration Bond Company II, LLC

1111 Louisiana Street, Suite 4654B

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for CenterPoint Energy Restoration Bond Company II, LLC, a Delaware limited liability company (the “Company”), in connection with the preparation of Amendment No. 1 to the Registration Statement on Form SF-1 (Registration Nos. 333-288206 and 333-288206-01); (the “Registration Statement”) filed by the Company and CenterPoint Energy Houston Electric, LLC, a Texas limited liability company (“CenterPoint Houston”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, on August 13, 2025, relating to the proposed issuance by the Company of up to $401,521,000 in aggregate principal amount of its Series 2025-A Senior Secured System Restoration Bonds (the “Bonds”) to be offered as described in the form of the preliminary prospectus (the “Prospectus”) included as part of the Registration Statement and in connection with the matters set forth herein. Capitalized terms used in this letter and not defined herein have the meanings given to such terms in the Prospectus. At your request, this opinion letter is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein, including:

(a)          the Certificate of Formation of the Company, dated as of June 5, 2025 (the “Certificate”), as filed in the office of the Secretary of State of the State of Delaware (the “Secretary of State”) on June 5, 2025, attached as an exhibit to the Registration Statement;

(b)          the Limited Liability Company Agreement of the Company, effective as of June 5, 2025, executed by CenterPoint Houston as the sole member of the Company, attached as an exhibit to the Registration Statement;

(c)          a form of Amended and Restated Limited Liability Company Agreement of the Company (the “LLC Agreement”), to be entered into by CenterPoint Houston, as the sole member of the Company, and the managers of the Company named therein, attached as an exhibit to the Registration Statement;

CenterPoint Energy Houston Electric, LLC
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(d)          the Registration Statement, including the Prospectus;

(e)          a form of Underwriting Agreement, to be entered into by the Company, CenterPoint Houston and the underwriters of the Bonds named therein (the “Underwriting Agreement”), attached as an exhibit to the Registration Statement;

(f)           a form of Indenture and Series Supplement (as so supplemented, the “Indenture”) to be entered into between the Company and U.S. Bank Trust Company, National Association, a national banking association, as trustee (the “Trustee”), and U.S. Bank National Association, a national banking association, as securities intermediary, attached as an exhibit to the Registration Statement, pursuant to which the Bonds are to be issued; and

(g)          a Certificate of Good Standing for the Company, dated August 11, 2025, obtained from the Secretary of State.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents, we have assumed that the parties thereto, other than the Company and CenterPoint Houston, had or will have the power, limited liability company or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, limited liability company or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of managers, officers and other representatives of the Company, CenterPoint Houston and others. We have not reviewed any document (other than the documents listed in paragraphs (a) through (g) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

The opinions expressed below are based on the following assumptions:

(a)          the Registration Statement will become effective;

(b)          the proposed transactions are consummated as contemplated in the Registration Statement;

CenterPoint Energy Houston Electric, LLC
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(c)           prior to the issuance of the Bonds:

(i)	all necessary orders, approvals and authorizations for the Company’s purchase of the system restoration property (as such term is used in the Prospectus) from CenterPoint Houston in exchange for a portion of the net proceeds from the sale of the Bonds will have been obtained by the Company;

(ii)	the LLC Agreement will have been executed and delivered by an authorized representative of CenterPoint Houston, as sole member of the Company, and by one or more Independent Manager(s) (as such term is defined in the LLC Agreement);

(iii)	the Indenture will have been executed and delivered by the Company’s authorized representative and the Trustee;

(iv)	the maturity date and interest rate and the other terms of the Bonds being offered will be fixed in accordance with the terms of the Indenture;

(v)	the System Restoration Property Sale Agreement between the Company and CenterPoint Houston, as Seller, will have been executed and delivered;

(vi)	the System Restoration Property Servicing Agreement between the Company and CenterPoint Houston, as Servicer, will have been executed and delivered;

(vii)	the Underwriting Agreement will have been executed and delivered; and

(viii)	the managers of the Company will have taken all necessary action to approve and establish the terms of the Bonds and the issuance thereof and to approve the terms of the offering of the Bonds and related matters;

(d)           the Indenture will be qualified in accordance with the provisions of the Trust Indenture Act of 1939, as amended;

(e)            the LLC Agreement will constitute the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the admission of members to, and the creation, operation, dissolution and termination of, the Company, and that the LLC Agreement and the Certificate will be in full force and effect and will not have been amended and no amendment of the LLC Agreement or the Certificate will be pending or has been proposed;

CenterPoint Energy Houston Electric, LLC
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(f)           except to the extent provided in paragraph 1 below, that each of the parties to the documents examined by us has been duly created, organized or formed, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its creation, organization or formation;

(g)          the legal capacity of natural persons who are parties to the documents examined by us;

(h)          except to the extent provided in paragraph 2 below, that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents; and

(i)           except to the extent provided in paragraph 3 below, that each of the parties to the documents examined by us has duly authorized, executed and delivered such documents.

Based on and subject to the foregoing, we are of the opinion that:

1.            The Company has been duly formed and is validly existing and in good standing as a limited liability company under the Delaware Limited Liability Company Act (the “Delaware LLC Act”).

2.            Under the Delaware LLC Act and the LLC Agreement, the Company has all necessary limited liability company power and authority to execute and deliver the Indenture and to issue the Bonds, and to perform its obligations under the Indenture and the Bonds.

3.            Under the Delaware LLC Act and the LLC Agreement, the execution and delivery by the Company of the Indenture and the Bonds, and the performance by the Company of its obligations under the Indenture and the Bonds, have been duly authorized by all necessary limited liability company action on the part of the Company.

4.            When duly executed, authenticated and issued in accordance with the Indenture and delivered against payment of the purchase price provided for in the Underwriting Agreement, and upon satisfaction or waiver of all other conditions contained in the Indenture and the Underwriting Agreement, the Bonds will constitute valid and binding obligations of the Company and will be enforceable against the Company in accordance with their terms, except as that enforcement is subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law) and (c) any implied covenants of good faith and fair dealing.

CenterPoint Energy Houston Electric, LLC
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The opinions set forth above in this opinion letter are limited in all respects to matters of the Delaware LLC Act, applicable federal law and the contract law of the State of Texas. We consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the references to our Firm under the heading “Legal Matters” in the Prospectus. In giving this consent, we do not hereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.